Exhibit 10.1
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
This Second Amendment (the “Second Amendment”) to the Agreement (as defined below) is dated as of August 6, 2025 (the “Effective Date”), and entered into by and between Casella Waste Systems, Inc., with offices at 25 Greens Hill Lane, Rutland, Vermont 05701 (the “Company”), and John W. Casella (the “Employee”).
WHEREAS, the Company and the Employee are parties to that certain Employment Agreement dated as of December 8, 1999, as amended by that certain Amendment to Employment Agreement dated as of December 30, 2008 (the “Agreement”); and
WHEREAS, the Company and the Employee are mutually desirous to enter into this Second Amendment to amend certain terms of the Agreement.
NOW, THEREFORE, the Company and the Employee hereby consent and agree to amend the Agreement in accordance with the relevant terms and provisions thereof, including Section 11 thereof, as follows:
1.Section “1. Duties.” shall be amended by deleting paragraph 1.1 in its entirety and inserting the following paragraph 1.1 in lieu thereof:.
1.1 During the Agreement Term (as defined below), the Employee shall be Executive Chairman of the Board of Directors (the “Board”)) and shall faithfully perform for the Company the duties of said office. The Company shall use its best efforts to cause the Employee to be nominated and elected to the Board and the board of directors of any successors to the Company for the duration of the Agreement Term. The Employee shall have such corporate power and authority as are necessary to perform the duties of such office and any other office(s) that are so assigned to him. The Employee shall devote substantially all of his business time and effort to the performance of his duties hereunder, shall use his best efforts to advance the best interests of the Company and shall not engage in outside business activities which materially interfere with the performance of his duties hereunder; provided, however, that, subject to Section 6 below, nothing in this Agreement shall preclude the Employee from devoting reasonable periods required for participating in his family business ventures or in other professional, educational, philanthropic, public interest, charitable, social or community activities.
2.     Section “3. Compensation.” shall be amended by deleting paragraphs 3.1 and 3.2 in their entirety and inserting the following paragraphs 3.1 and 3.2 in lieu thereof:
3.1 Base Salary. Between the Effective Date and December 31, 2025, the Employee shall continue to be compensated at his then-current annual base rate of pay. For fiscal years 2026 and 2027, the Employee shall be compensated at an annual rate of not less than $750,000 (“Base Salary”), payable on a bi-weekly basis in accordance with the Company's standard payroll procedures. For any fiscal year thereafter, the Base Salary will be as determined by the Compensation and Human Capital Committee of the Board (the “Compensation Committee”).

3.2 Incentive Compensation. In addition to the Base Salary, for fiscal years 2026 and 2027, subject to annual reviews in accordance with Company policy, and also subject to the overall performance of Company, Employee shall be eligible but not guaranteed to receive a bonus ("Bonus") consisting of (i) a cash bonus, which shall be at least one hundred percent (100%) of the Employee’s Base Salary (a “Cash Bonus”), (ii) stock options, restricted stock units (“RSUs”) or performance-based stock units (“PSUs”) of the Company (an “Annual Equity Award”) or (iii) a combination of both a Cash Bonus and an Annual Equity Award in an amount to be determined prior to the conclusion of each such fiscal year of the Company in the sole discretion of the Compensation Committee. Should a Cash Bonus be payable to Employee, it is expected that it will be payable no later than 2 ½ months after the end of the later of the Company’s fiscal year or the Employee’s taxable year during which the Cash Bonus was earned. For each of fiscal years 2026 and 2027, Employee will receive an Annual Equity Award having an aggregate grant date value, as determined by the Compensation Committee in its discretion, of $2.0 million. For each fiscal year thereafter, the Bonus will be as determined by the Compensation Committee.
This Second Amendment constitutes an amendment to the Agreement. In the event the terms of this Second Amendment conflict with any provision of the Agreement, the terms of this Second Amendment shall control. The Employee understands that, except as explicitly set forth above, the terms and conditions of the Agreement shall continue in full force and effect. Furthermore, the Employee agrees and acknowledges that none of the changes made to the Agreement by this Second Amendment shall give rise to Qualified Good Reason (as described in the Agreement) and that he shall not be entitled to any severance benefits or payments under the Agreement as a result of entering into this Second Amendment.
This Second Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment to be effective as of the Effective Date.

Casella Waste Systems, Inc.	John W. Casella
By: /s/ Edmond R. Coletta	By: /s/ John W. Casella
Name: Edmond R. Coletta
Title: President

Dated: August 6, 2025	Dated: August 6, 2025

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